Exhibit 5

Maggi Bixler SVP and Managing Counsel	Legal Department Three Wells Fargo Center 401 S. Tryon Street Charlotte, NC 28202 Work: 704-410-7025

May 20, 2022

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Wells Fargo & Company, a Delaware corporation (the “Company”), to be filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the offer of 80,000,000 shares of the Company’s common stock, par value $1-2/3 per share (the “Common Stock”) that may be issued by the Company under the Wells Fargo & Company 2022 Long-Term Incentive Plan (the “Plan”).

In arriving at the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render this opinion. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to this opinion, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. I have also assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Common Stock, when issued and sold in the accordance with the terms of the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued and fully paid.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maggi Bixler
Maggi Bixler
Senior Vice President and Managing Counsel